Exhibit 99
September 26, 2005
HELMERICH & PAYNE’S OFFSHORE FLEET NOT EXPOSED TO RITA’S STRONGEST WINDS
     Helmerich & Payne, Inc. (NYSE: HP) announced today that it does not expect any significant damage to its offshore platform rigs as a result of Hurricane Rita. Furthermore, the Company’s onshore rigs, construction operations and facilities in the area impacted by the hurricane appear to have suffered little damage. Since Company personnel were evacuated from offshore platforms and other onshore areas in Rita’s projected impact zone, no personal injuries were sustained.
     Seven of the Company’s 11 offshore platform rigs are on customers’ platforms in the Gulf of Mexico, none of which appear to have been impacted by Rita’s strongest winds. The remaining four platform rigs are currently stacked in Morgan City, Louisiana, one of which is contracted to begin operations in October. It will take several days for the Company to confirm its preliminary damage assessment. A subsequent announcement will be made should the Company find significant damage to its offshore fleet, or to any onshore rig or facility.
     Earlier this month, the Company announced that H&P Rig 201 suffered significant damage as a result of Hurricane Katrina. In cooperation with its customer and insurer, the Company continues to assess the extent of damage to the rig. The remainder of the Company’s offshore fleet was not significantly damaged by Hurricane Katrina. The Company does not expect that damages from Hurricane Katrina will have a material impact on its earnings.
     Helmerich & Payne, Inc. is a contract drilling company that owns 90 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 27 international rigs, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs®. The Company previously announced contracts that will result in the construction of 25 new FlexRigs during fiscal 2006.
     The information disclosed herein includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Helmerich & Payne in its Form 10-K filed with the Securities and Exchange Commission on December 13, 2004. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements.
* FlexRig® is a registered trademark of Helmerich & Payne, Inc.
Contacts:           Doug Fears, CFO
(918) 588-5208
Juan Pablo Tardio, Investor Relations
(918) 588-5383